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                                                                    EXHIBIT 12.1

                   FREEDOM CHEMICAL COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (DOLLARS IN THOUSANDS, EXCEPT RATIO)

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
                                                                                          NINE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,                           SEPTEMBER 30,
                           ----------------------------------------------------    --------------------------------
                                                                      PRO FORMA                           PRO FORMA
                           1992      1993       1994        1995        1995         1995       1996        1996
                           -----    -------    -------    --------    ---------    --------    -------    ---------
Income (loss) before
  taxes.................   $(347)   $(1,261)   $ 6,320    $(20,873)   $(23,401)    $(10,289)   $   731     $  (916)
                           -----    -------    -------    --------    ---------    --------    -------    ---------
Interest and debt
  expense...............     531      1,556      6,682      13,805      16,333       10,334     10,339      11,986
Minority interest.......     144        251        284         247         247          187        195         195
Capitalized interest....      --         --         --         168         168          168         --          --
One third of rental
  expense...............      52        106        323         794         794          677        742         742
                           -----    -------    -------    --------    ---------    --------    -------    ---------
Total fixed charges.....     727      1,913      7,289      15,014      17,542       11,366     11,276      12,923
                           -----    -------    -------    --------    ---------    --------    -------    ---------
Distributions from joint
  ventures..............      --         --         --          --          --           --         41          41
Capitalized interest....      --         --         --        (168)       (168)        (168)        --          --
                           -----    -------    -------    --------    ---------    --------    -------    ---------
  Sub-total.............   $ 380    $   652    $13,609    $ (6,027)   $ (6,027)    $    909    $12,048     $12,048
                           -----    -------    -------    --------    ---------    --------    -------    ---------
Ratio of earnings to
  fixed charges.........     0.5        0.3        1.9        (0.4)       (0.3)         0.1        1.1         0.9
                           -----    -------    -------    --------    ---------    --------    -------    ---------
                           -----    -------    -------    --------    ---------    --------    -------    ---------
Surplus (deficiency) of
  earnings..............   $(347)   $(1,261)   $ 6,320    $(21,041)   $(23,569)    $(10,457)   $   769     $  (875)
                           -----    -------    -------    --------    ---------    --------    -------    ---------
                           -----    -------    -------    --------    ---------    --------    -------    ---------
Rental expense..........   $ 156    $   318    $   970    $  2,383    $  2,383     $  2,031    $ 2,226     $ 2,226
                           -----    -------    -------    --------    ---------    --------    -------    ---------
                           -----    -------    -------    --------    ---------    --------    -------    ---------
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